EXHIBIT 10.1
Skyworks Solutions, Inc.
Cash Compensation Plan for Directors

Directors who are not employees of Skyworks Solutions, Inc. (the “Company”), are paid an annual retainer of $57,500 ($60,000 beginning January 1, 2015). Additional annual retainers are paid to the Chairman of the Board* ($50,000); the Chairman of the Audit Committee ($20,000); the Chairman of the Compensation Committee ($15,000); and the Chairman of the Nominating and Governance Committee ($10,000). Additional annual retainers are also paid to directors who serve on committees in roles other than as Chairman as follows: Audit Committee ($10,000); Compensation Committee ($7,500); and Nominating and Corporate Governance Committee ($5,000). All retainers are paid in quarterly installments. In addition, the Compensation Committee retains discretion to recommend to the full Board of Directors that additional cash payments be made to a non-employee director(s) for extraordinary service during a fiscal year.

* If the Chairman of the Board is an employee of the Company, the $50,000 retainer will be paid to the Lead Independent Director, if one has been appointed.